February 7, 2000



Mr. Joel Gayner
128 Stagecoach Road
Bell Canyon, CA 91307

RE: OFFER LETTER
----------------

Dear Joel:

We are very pleased to confirm our offer of the position of Senior Vice President, Sales and Marketing for our Company, 3Dshopping.com. You will be reporting directly to me as President and Chief Operating Officer and will be part of our executive team. Our offer is subject to a successful completion of our pre-employment procedure, which consists of criminal, credit and reference checks, and the execution of an employee nondisclosure agreement. An Application Statement is required in order for us to begin the pre-employment procedure and we will fax that to you upon your verbal acceptance of this offer. My executive assistant and Human Resource Administrator, Ms. Lynda Gibson, will coordinate with you on these items and help you with any questions in my absence.

The principal terms and conditions of our offer are as follows:

Start Date          Date On Wednesday, February 9, 2000.
----------


Salary              $5961.54 bi-weekly, which is the equivalent of $155,000 when
------              annualized.


Bonus/Incentive You will be eligible to receive commissions as per the --------------- attached Exhibit I during your tenure with the Company. You will be guaranteed a minimum commission of $2,000 per month for the first four months of employment. Such commissions, to the extent unearned during the periods, will be subject to offset against future commissions earned.

Stock Options       Subject to the approval of our Board of  Directors  prior to
-------------       your start  date,  you will be  granted  stock  options  for
                    50,000  common  shares  at  the  price  the  day  you  start services, or at such price as the Board of Directors may, in its  sole  discretion,  may  otherwise  establish.  Of  such options,  5,000 will vest on your start date and the balance at the rate of 5,000 shares per four month "period" over the
                    ensuing   three   years,   commencing   on  June  91h,   and
                    periodically   thereafter.   The   vesting  of  options  may
                    accelerate pursuant to the formula contained on Exhibit I.

Term/Severance You will be an `employee at will'. However, your employment -------------- term will be a minimum of six months. In the event the
                    Company terminates you after the completion of a six-month period other than for cause, you will receive a severance payment equal to six months pay upon the Company's receipt of appropriate releases.

Benefits            We  have  enclosed  a  handout  entitled  Brief  Summary  of
--------            Benefits,  which generally summarizes the package offered to employees of the Company. As an executive officer, your vacation is expanded to three weeks per year, accrued ratably over the period. Your coverage for most benefits will commence the 1 S` of the month following your start date. More detailed information will be distributed at a personal briefing at the time you start.

Nothing in this letter shall be construed to imply that you can only be terminated for cause. If you have any questions regarding this offer, please give me a call. Once we have your verbal acceptance, Lynda will forward the necessary paperwork to move forward and complete the process.

Joel, both Lawrence and I believe you can add a great deal to our exciting organization. We are looking forward to your joining the 3Dshopping.com team.

Sincerely,

Bob Vitamante
President and COO

Accepted and agreed

Exhibit I
Joel Gayner employment offer letter
February 7, 2000

     - Commission schedule as below for year one (each period is four calendar months)

Commission rates                         Period 1       Period 2        Period 3
Group sales (new)                        2.00%          1.50%           1.00%
Group sales (Existing)                   0.50%          0.50%           0.50%
Personal                                 2.00%          2.00%           2.00%

     - Advance commission of $2k per month for first four months, guaranteed minimum, but offset able against other commissions.
     - Initial option grant for 50,000 shares, with 5,000 shares vesting immediately and balance vesting over 3 years in equal periodic installments of four months each, subject to acceleration as described below:
          * Vesting acceleration at the end of each period equal to commissions earned each period divided by 15
          * Shares from accelerated vesting reduce future vesting, starting with year three, then year two, etc.
     - Additional option grants for 10,000 shares for each million in group sales over $3 million in year one
     - Takeover acceleration of option grants equal to no less than one year's acceleration, subject to board approval